EXHIBIT 99.1

Heat Biologics Appoints Timothy Creech as Chief Financial Officer

DURHAM, NC – December 1, 2015 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer, announced the appointment of Timothy Creech as Heat’s new Chief Financial Officer.

"With over 30 years of experience in pharmaceutical and biotechnology management, Tim is well-versed in the financial and reporting challenges facing high-growth biotechnology companies.  He also brings expertise in strategic partnerships and the development and commercialization of pharmaceutical products,” said Jeff Wolf, Heat’s Chief Executive Officer.  “Tim will be a valuable addition to our leadership team and we look forward to his contributions as we focus on advancing our clinical programs.”

Most recently, Mr. Creech served as Acting CFO of Salix Pharmaceutical, Inc., a publicly-held specialty pharmaceutical company acquired by Valeant for $11 billion in April 2015.  Prior to his appointment as Acting CFO for Salix, Mr. Creech held several financial leadership positions at the company over the last seven years including Senior Vice President, Finance and Administrative Services.  Before joining Salix in 2007, Mr. Creech served as Vice President of Finance and Chief Accounting Officer at Voyager Pharmaceutical Corporation, a privately held biotechnology company.  Mr. Creech also previously spent seven years at Trimeris, Inc., a publicly-listed biotechnology company engaged in the discovery and development of novel therapeutic agents, serving in the role of Vice President of Finance, and Principal Accounting Officer and Secretary.

Mr. Creech is a certified public accountant (CPA).  He received a MBA from the Fuqua School of Business at Duke University and a B.S. in business administration and accounting from the University of North Carolina at Chapel Hill.

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer.  Heat’s highly specific T cell-stimulating platform technologies, ImPACT and ComPACT, form the basis of its product candidates.  These platforms, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); T cell co-stimulation to further enhance patients’ immune response; and reversal of tumor-induced immune suppression.  Currently, Heat is conducting a Phase 2 trial with its HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC) and a Phase 1b trial with its HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC).

For more information please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the expected contribution of Mr. Creech and Heat’s financial performance, as well as the potential of Heat’s ImPACT and ComPACT platform technologies.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat to successfully integrate new management and Heat's ImPACT and ComPACT therapies to perform as designed, the ability to enroll patients and complete the clinical trials on time, the other factors described in our annual report on Form 10-K for the year ended December 31, 2014 and Heat's other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com